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                                                                     Exhibit 1.1


                                                        CONVENIENCE TRANSLATIONS

                                   CHARTER OF
                        IXOS SOFTWARE AKTIENGESELLSCHAFT

                                       I.
                               GENERAL PROVISIONS


SECTION 1
CORPORATE NAME, REGISTERED OFFICE, DURATION

(1) The corporate name of the Company shall be iXOS Software Aktiengesellschaft

(2)      The Company shall maintain its registered office in Grasbrunn near
         Munich.

(3) The duration of the Company shall not be limited to a specific time period.


SECTION 2

OBJECT OF THE COMPANY

(4) The object of the Company shall be the development and distribution of all kinds of computer software as well as the training of customers in the use of computer software.

(5) The Company may establish and acquire identical or similar businesses, or acquire interests in, or manage, such businesses an operate all businesses suited to promote the activities of the Company. The Company may also establish domestic and foreign branch offices as well as enter into partnerships.


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SECTION 3

FISCAL YEAR

The fiscal year of the Company shall run from July 1 of each year until June 30 of the following year.

SECTION 4

NOTICES

The notices of the Company shall be placed in the Bundesanzeiger of the Federal Republic of Germany.

                                       II.
                            STATED CAPITAL AND SHARES

SECTION 5

STATED CAPITAL

(6)      The stated capital of the Company shall be

                                 EUR 21,524,659

          (in words: Twenty one million five hundred twenty four thousand six hundred fifty nine) and shall be divided into 21,524,659 shares of common stock of no par value.

(7) In the event of a capital increase, the profit to be allocated to the new shares may be fixed differently than provided for in Section 60 of the German Stock Corporation Act.

(8) The stated capital of the Company shall be contingently increased by up to EUR 1,365,715 divided into up to 1,365,715 bearer shares of no par value (Contingent Capital I). The contingently capital increase shall serve to grant conversion rights to the holders of option warrants, the issuance of which has been decided in the general assemblies on October 31, 1997, July 21, 1998 and November 25,1999. The contingent capital increase shall become finally effective only to the extent that the beneficiaries exercise their conversion rights under the option warrants. The shares resulting from the exercise of the conversion rights shall participate in


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                                      -3-

          earings from the beginning of the fiscal year in which they have been created through the exercise of conversion rights.

(9) The stated capital of the Company is contingently increased by up to a further EUR 261,980.00, composed of 261,980 bearer shares of no par value (Contingent Capital II). The contingent capital increase shall serve to grant conversion rights to holders of option warrants the issuance of which has been resolved by the general assemblies on October 31, 1997, July 21, 1998 and November 25, 1999. The contingent capital increase shall be become finally effective only to the extent that the beneficiaries exercise their conversion rights under the option warrants. The shares resulting from the exercise of the conversion rights shall participate in earnings from the beginning of the fiscal year in which they have been created through the exercise of conversion rights.

(10) For the period up to November 25, 2004, the Executive Board is authorized, with the consent of the Supervisory Board, to increase the stated capital on one or more occasions by up to a total of EUR 3,000,000.00 through the issuance of new bearer shares of no par value against cash and/or non-cash contributions (Authorized Capital IV). With the consent of the Supervisory Board, the Board of Management may suspend shareholders' subscription rights for the purpose of acquisitions of companies or of interests in companies against non-cash contributions.

(11) The stated capital of the Company is contingently increased by up to a further EUR 298,233.00, composed of up to 298,233 bearer shares of no par value (Contingent Capital III).

(12) The stated capital of the Company is contigently increased by up to a further EUR 500,000, composed of up to 500,000 bearer shares of no par value (Contingent Capital IV). The contingent capital increase shall serve to grant conversion rights to holders of option warrants, the issuance of which has been resolved by the General Meetings on March 6, 2002. The contingent capital increase shall be become finally effective only to the extent that the beneficiaries exercise their conversion rights under the option warrants. The shares resulting from the exercise of the conversion rights shall


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                                      -4-

         participate in earnings from the beginning of the fiscal year in which they have been created through the exercise of conversion rights.

(13) The Executive Board is authorized for five years, starting with the date this section is entered in the commercial register, to increase the Company's share capital, with the approval of the Supervisory Board, on one or more occasions up to total a nominal amount of EUR 7,762,329 by issuing new non-par value bearer shares against cash or non-cash contributions; these shares carry dividend rights from the beginning of the fiscal year the shares are issued (authorized capital
         V). Shareholders generally will be granted subscription rights. Where shares are issued against non-cash contributions, for the purpose of acquiring companies or equity interests in companies in particular, the Executive Board is entitled to exclude shareholders' statutory subscription rights with the approval of the Supervisory Board. The Executive Board is further entitled, with the approval of the Supervisory Board, to exclude shareholders' subscription rights in order to increase the Company's share capital on one or more occasions by up to a total nominal amount of EUR 2,152,465 by issuing new non-par value bearer shares against cash contributions at an issuing price not significantly lower that the market price of shares in the Company as a whole at the time the issuing price is fixed by the Executive Board. Where the aforementioned authorizations to exclude subscription rights are not exercised by the Executive Board, shareholders' subscription rights can only be excluded for fractions. The Executive Board is authorized, with the approval of the Supervisory Board, to set out the specific details of the capital increase and its implementation."

SECTION 6

SHARES

(14) The shares shall be bearer shares. This shall also apply in the event of capital increase, unless resolved otherwise.

(15) The shares are shares of no par value. Issued certificates for shares with a par value of DM 5 represent one share of no par value.


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(16)     The form of the share certificates and of the dividend and renewal coupons is determinded by the Board of Management with the approval of Supervisory Board. Uniform certificates can be issued for more than one share of stock. Individual certificates for single shares will not be issued.


SECTION 7

ABOLISHED

                                      III.
                                MANAGEMENT BOARD

SECTION 8

COMPOSITION AND MANAGEMENT

(17) The Management Board of the Company shall consist of one or more persons. The number of members of the Management Board shall be fixed by the Supervisory Board. The Supervisory Board may appoint a chairman of the Management Board as well as a deputy chairman of the Executive Board. Deputy members of the Executive Board may also be appointed: these shall have the same rights to Represent the Company as ordinary members of the Executive Board.

         The members of the Management of the Executive Board shall be appointed by the Supervisory Board for a maximum of 5 (five) years.

(18) The Executive Board shall manage the business of the Company according to the laws, this Charter and the By-Laws for the Executive Board. In particular, the Executive Board shall comply with the principles of the schedule of responsibilities of the Company.

(19) The Executive Board may in all management questions bring about the decision of the General Meetings. It shall be required to do so in the case of Section 111, par. 4, clause 3 of the German Stock Corporation Act and in all cases where the rights of shareholders are being seriously affected.


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SECTION 9

BY-LAWS AND ADOPTION OF RESOLUTIONS

(20) Resolutions of the Executive Board shall be adopted by simple majority. In case of parity of votes, a motion shall be considered denied.

(21) The Executive Board may adopt By-Laws for itself as long as the Supervisory Board does not adopt such By-Laws for the Executive Board. The By-Laws shall require a special resolution of the members of the Executive Board and the approval of the Supervisory Board.

(22) The Supervisory Board may require, in the By-Laws or in individual cases, that certain business transactions of the Executive Board shall internally require the approval of Supervisory Board.


SECTION 10

REPRESENTATION

(23) If only one member of the Executive Board has been appointed, it shall represent the Company alone. Should several members of the Management Board have been appointed, the Company shall be represented by two Members jointly or by a member of the Executive Board jointly with a Holder of procuration (Prokurist). The Supervisory Board may grant one or more members of the Executive Board individual power of representation.

(24) The Supervisory Board may by resolution grant to one or more members of the Board of Management general authority or authority for an individual case to represent the Company without restriction in the undertaking of legal transactions with himself or herself as the representative of a third party.


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                                      -7-


                                       IV.
                                SUPERVISORY BOARD

SECTION 11

COMPOSITION AND DURATION OF OFFICE

(25) The Supervisory Board shall consist of six members. Members of the Supervisory Board may also be shareholders or representatives etc. of Shareholders. In addition, the Supervisory Board shall be authorized within the limits provided by Section 109 of the German Stock Corporation Act to permit other persons to attend the meetings of the Supervisory Board.

(26) Unless the General Meetings fixes at the time of election a shorter term of office for members to be elected by it or for the entire Supervisory Board, members shall be appointed for a term ending at the end of the ordinary General Meetings deciding upon the exoneration for the fourth fiscal year after the beginning of the term of office. The year in which the term of office commences shall not be counted.

(27) Alternate members may be elected for Supervisory Board members appointed by shareholders; these alternate members shall take up their office in the sequences determined at the time of election, in order to take the place of Supervisory Board members appointed by shareholders withdrawing prematurely.

(28) Should an alternate member take the place of a withdrawing member, its office shall expire at the end of the General Meetings in which a byelection pursuant to par. 5 takes place or at the end of the term of office of the withdrawing member, whichever is earlier.

(29) By-elections shall be valid for the remainder of the term of office of the withdrawing member.


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(30)     Every member and alternate member of the Supervisory Board may retire from office at any time by written notice to the chairman of the Supervisory Board or to the Executive Board observing a notice period of one month to expire at the end of a month.

(31) The members of the Supervisory Board may empower in writing third persons to fulfill their duties pursuant to Section 109 par. 3 of the German Stock Corporation Act if they are prevented from doing so. Such power shall be announced to the Chairman of the Supervisory Board before each relevant meeting of the Supervisory Board.

SECTION 12

DECLARATIONS BY THE SUPERVISORY BOARD

(32) Declarations made by the Supervisory Board and its committees shall be made in the name of the Supervisory Board by its chairman or, in the case be is prevented, by his deputy.

(33) The chairman or, if prevented, his deputy shall be the permanent representative of the Supervisory Board vis-a-vis third parties, in particular vis-a-vis courts and public authorities, as well as vis-a-vis the Executive Board.

SECTION 13

CHAIRMAN AND DEPUTY

(34) Following the General Meetings in which the Supervisory Board members of the the share owners have been newly elected, a meeting of the Supervisory Board shall take place which does not require written invitation. In this meeting, the Supervisory Board shall elect a chairman and a deputy from amongst its members for the duration of his respective term of office.

(35) Should the chairman or his deputy withdraw from office prematurely, the Supervisory Board shall immediately initiate a by-election for the remaining term


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                                      -9-


         of office of the withdrawing chairman or deputy.

SECTION 14

CONVOCATION AND ADOPTION OF RESOLUTIONS

(36) The Supervisory Board may determine its own By-Laws. The following provisions shall apply to the convocation, quorum and adoption of resolutions: additional rules may be established in the By-Laws.

(37) The meetings of the Supervisory Board shall be convoked by the chairman of the Supervisory Board in writing observing a notice period of two weeks. For Purposes of calculating of this notice period, the date of mailing and the date of the Meeting shall not be counted. In case of urgency, the chairman may shorten the notice period and convoke the meeting verbally, by telephone, via e-mail or fax.

(38) Resolution adopted upon the direction of the chairman of the Supervisory Board through written vote, also by means of telecommunication (e-mail, fax) or telephone, shall be valid if no member opposes this method within a reasonable notice period to be stipulated by the chairman. Resolutions reached by telephone shall be confirmed in writing subsequently.

(39) The meetings of the Supervisory Board shall be chaired by the chairman of the Supervisory Board, or, if prevented, by his deputy. The management may Participate in meetings of the Supervisory Board in a consulting position.

(40) The Supervisory Board shall have a quorum if a convocation to the Supervisory Board meeting has been issued pursuant to par. 2 and at least the majority of members of the Supervisory Board attend.

(41) Resolutions shall require a majority of votes cast, unless provided otherwise by mandatory provisions of law or of this Charter. In case of parity of votes, the chairman or, in case the chairman does not take part in the adoption of a resolution, his deputy shall have a casting vote. This shall apply mutates mutandis


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                                      -10-

         in the event of a vote pursuant to par 3.

(42) Minutes of the meetings of the Supervisory Board shall be prepared which are to be signed by the person having chaired the Supervisory Board meeting at issue. Minutes concerning resolutions passed in writing, by telephone or via e-mail or fax are to be signed by the chairman of the Supervisory Board.

SECTION 15

REMUNERATION OF THE SUPERVISORY BOARD


(43) In addition to the reimbursement of his/her expenses, each member of the Supervisory Board will receive a fixed basic remuneration package of euro 10,000 as of July 1, 2003. This sum will increase by the following function-related amounts, up To a maximum of euro 20,000:

         -        Chairmanship of the Supervisory Board:euro 5,000

         -        Deputy Chairmanship of the Supervisory Board:euro 2,500

         -        Membership of a committee:euro 2,500

         -        Chairmanship of a committee:euro 2,500



         In addition to this basic remuneration package, each member of the Supervisory Board will receive an expense allowance of euro 750 for each Supervisory Board or committee meeting in which he/she participates. This also applies to meetings conducted by telephone, by telex/fax or in writing.

         In addition, each member of the Supervisory Board will receive performance-related remuneration in line with the development of the Company's share price. This performance-related remuneration is triggered when the following thresholds are exceeded:

         -        fiscal year 2003/2004: Company's share price > euro 12.00

         -        fiscal year 2004/2005: Company's share price > euro 14.00

         -        fiscal year 2005/2006: Company's share price > euro 16.00

         When determining whether the threshold has been exceeded, the average share price on the market (Frankfurt Stock Exchange) during a given quarter is decisive. Where the relevant threshold for a given fiscal year has been exceeded, each member of the Supervisory Board will receive performance-related remuneration of euro 10,000. This remuneration will fall due no more than once per fiscal year.


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         The performance-related remuneration will increase by a further euro 10,000 for each member of the Supervisory Board if the next-highest threshold is exceeded one year in advance. This increase will also fall due no more than once per fiscal year.

         The total remuneration is payable after the end of the fiscal year.

(44) In addition, any value added tax invoiced by a member of the Supervisory Board or disclosed in a credit note in place of such an invoice will be reimbursed in the respective statutory amount.

SECTION 16

SECRECY OBLIGATION

(45) Supervisory board members shall keep secret all confidential information and secrets of the Company, namely trade or business secrets, which become known to them in their activity. Persons present at Supervisory Board meetings who are not Supervisory Board members shall be expressly obliged to secrecy.

(46) A Supervisory Board member intending to disclose information to a third party shall notify the Supervisory Board and Executive Board in advance and identify the persons to whom the information be given. The Supervisory Board and the Executive Board shall be given the opportunity, prior to the disclosure, to comment whether the such disclosure is compatible with par. 1. The comment shall be given by the chairman of the Supervisory Board and by the chairman of the Executive Board.

(47) Supervisory Board members shall be bound to the above duty to observe secrecy also after their withdrawal.


                                       V.
                              THE GENERAL MEETINGS


SECTION 17

CONVOCATION

USE OF ELECTRONIC MEDIA


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(48)     The General Meetings shall be convened by the Executive Board or, if legally required, by the Supervisory Board. The General Meetings is held at the location of the registered office of the Company, at a location within 50 km of the location of the registered office of the Company, or in a city in the Federal Republic of Germany at which a German securities exchange is located: if there are any difficulties in holding the General Meetings at these locations, it can be convened by the Executive Board of the Supervisory Board at some other location; the venue of the General Meetings must be specified in the invitation.

(49) If notified in the invitation to the General Meetings, attendance at the General Meetings, its transmission and participation in votes at the General Meetings are also permitted using electronic media within the framework of the prevailing statutory regulations and the restrictions stipulated in the invitation to the General Meetings.

SECTION 18

RIGHT OF ATTENDANCE AT THE GENERAL MEETINGS

PROXY VOTING

(50) Those shareholders who deposit their shares during normal business hours with the Company or the other agencies to be stipulated in the notice of convocation or with a securities clearing and deposit bank or with a notary and leave them there until the close of the General Meetings are entitled to attend the General Meetings. The shares must be deposited sufficiently in advance that there are four working days (excluding Saturdays) between the date of deposit and the date of the General Meetings. The shares have also been properly deposited if they are held in blocked accounts at other banks for and with the consent of a depositary agent until the close of the General Meetings. In the event that shares are deposited with a notary, the original or a certified copy of the certificate of deposit issued by the notary must be submitted to the Company no later than one day after the expiration of the deposit period. Details concerning the deposit of shares and the issue of voting papers shall be announced in the invitation.


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(51)     Each no par value share carries one vote. Preferred shares without voting rights shall be granted no voting rights unless required by mandatory legal provisions.(1)

(52) The voting right may be exercised by a proxy. The proxy must be issued in writing or by fax. Details on how to issue proxies may be announced when the General Meetings is convened.

SECTION 19

CHAIRING THE GENERAL MEETINGS

(53) The chairman of the Supervisory Board shall serve as the chairman of the general assembly. He shall be responsible for chairing the assembly. If prevented, he shall name another Supervisory Board member to perform this duty. If the chairman is prevented from attending without having named an alternate, the assembly shall be chaired by a Supervisory Board member to be elected by the Supervisory Board members representing the shareholders.

(54) The chairman of the assembly may stipulate a sequence of items different from that set out in the agenda of the assembly. He shall also stipulate the manner and form of the vote.

SECTION 20

ADOPTION OF RESOLUTIONS AND ELECTIONS

(55) The resolutions of the General Meetings shall be reached by simple majority of votes cast without prejudice to mandatory statutory provisions providing otherwise. If the statute requires the majority of the capital at the time of the resolution, a simple majority of the represented capital shall suffice as long as this is legally permissible.

(56) In case of parity of votes, except in elections, a request shall be considered denied.


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(57)     If, in the first ballot of an election, no simple majority of votes is reached, a second ballot shall be conducted between the persons receiving the highest number of votes. In case of parity of votes in the second ballot, it shall be decided by lot.

SECTION 21

(ABOLISHED)

SECTION 22

REGULAR GENERAL MEETINGS

(58) The regular General Meetings shall take place within the first 8 months of each fiscal year.

(59) It shall resolve in particular on the exoneration of the Executive Board and the Supervisory Board, on the appointment of members of the Supervisory Board, on The allocation of net earnings and, in the case identified by law, on the approval Of the annual financial statements.


                                       VI.
               ANNUAL FINANCIAL STATEMENTS, ALLOCATION OF EARNINGS

SECTION 23

BUSINESS REPORT, ANNUAL FINANCIAL STATEMENTS

The Executive Board shall prepare the management report and the annual financial statement for the previous fiscal year within the first 3 (three) month of each fiscal year and shall present them to the Supervisory Board, along with a proposal for the adoption of a resolution by the General Meetings regarding the allocation of net earnings. The Supervisory Board shall examine the annual financial statement, the management report and the proposal for allocation of net earnings.

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SECTION 24

ALLOCATION OF NET EARNINGS

(60) The net earnings shown in the annual financial statements, after depreciation, provisions, accruals and allocations to reserves, shall be distributed to the shareholders, except if the General Meetings resolves otherwise.

(61) If the General Meetings approves the annual financial statements, up to one half of the annual net earnings may be allocated to the reserves.

(62) If the Executive Board and the Supervisory Board approve of the annual financial statements, a portion of the annual net earnings which is smaller or larger than one half may be allocated to the reserves.


SECTION 25

DEALINGS WITH SHAREHOLDERS


(63) Board members of the Company shall refrain from granting shareholders or persons close to shareholders any inappropriate benefits of any kind, either contractually or or through unilateral actions, and from permitting by implication such benefits to be so granted. All legal transactions, dealings and actions between the Company on the one hand and the shareholders or individual shareholders or persons close to them on the other hand must be in accordance with the arm's-length rules established by tax law.

(64) In case of violation, the Company shall be entitled to restitution of the benefit or, at its option, indemnification, already at the time of the granting of the benefit to the beneficiary. The beneficiary shall be deemed to be the person to whom the benefit at issue is attributable for tax purposes, regardless of whether the benefit was ultimately for a third party and what arrangements were made between the beneficiary and the third party. Should for legal reasons no claim against the beneficiary exist, the Company's claim shall be directed at the shareholder close to the beneficiary. The debtor shall pay reasonable interest on the amount of the claim for the time from the grant until restitution.


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                                      -16-


         If, however, the grant is in accordance with the intent of all shareholders and/or Is to be qualified as hidden profit distribution only for tax purposes, the Beneficiary shall restitute the additional tax benefit to the Company. Sentences 2 and 3 of this paragraph 2 shall apply mutates mutandis.

(65) The Company shall recognize its claim for restitution as an asset in its balance sheet - if necessary by way of a subsequent adjustment of the balance sheet - and allocate the additional net earnings resulting from such recognition in a new resolution of the General Meetings, taking into account the provisions of the German Stock Corporation Act.


                                      VII.
                                FINAL PROVISIONS

SECTION 26

DISSOLUTION

The resolution dissolving of the Company shall require a majority of four-fifths of The votes cast and a majority of three-fourths of the stated capital represented at the Assembly.

SECTION 27

CONFIDENTIALLY

Shareholders shall be bound to secrecy regarding Company information and secrets, namely trade and business secrets, which have become known to them because of their activities.


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                                      -17-

SECTION 28

WRITTEN FORM, RECEIPT

In all cases where a notice period according to this Charter commences to run upon receipt of a document, a document shall be considered received on the third day after it was mailed.

SECTION 29

CONVERSION EXPENSE

The Company shall ear the expense of its transformation in the amount of EUR 35,790.43.

SECTION 30

SEVERABILITY CLAUSE

Should one of the provisions of this Charter be or become invalid or should a loophole become apparent, the other provisions of this Charter shall remain unaffected. Any invalid provisions shall be replaced by a valid provision which comes as close as possible to the objective of the invalid provision. Any loophole shall be covered by a provision which would have been agreed if the parties had been aware of the loophole from the beginning, taking into account the spirit and objective of this Charter.

SECTION 31

AUTHORIZATION TO AMEND THE CHARTER

The Supervisory Board is authorized to make only formal amendments to the wording of the Charter.